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                                                                       EXHIBIT 5

                             CONSULTING AGREEMENT
                             --------------------


     THIS CONSULTING AGREEMENT (the "Agreement") entered into on April 26, 1999, by and between FORE Systems, Inc., a Delaware corporation (the "Company"), and Eric C. Cooper, a resident of Pittsburgh, Pennsylvania ("Consultant").

     WHEREAS, Consultant is currently employed as the Chairman of the Company and is a participant in the Company's Change in Control Separation Plan, as amended and restated effective September 4, 1998, (the "Plan"); and

     WHEREAS, the Company has contracted to enter into a transaction whereby, upon the closing of the transaction (the "Closing"), the Company will become a wholly-owned indirect subsidiary of The General Electric Company, p.l.c. (the "Parent Company"), which transaction will constitute a "Change in Control" as defined by Article II(e) of the Plan; and

     WHEREAS, Consultant is planning to retire from the employment of the Company but, after negotiation, the Company and Consultant wish to enter into a contract that will provide for Consultant's continued service to the Company, to take effect immediately prior to the time of Closing (the "Effective Date"), in partial exchange for and full replacement of any obligation the Company might have thereupon incurred under the Plan to Consultant, except as provided in
Section 1 below, which Consultant hereby waives; and

     WHEREAS, both parties also desire to enter into this Agreement to reflect Consultant's role in rendering consulting services to the Company upon the terms and conditions set forth herein, and to set forth certain obligations of Consultant not to misuse the Company's Confidential Information, as defined below, and not to compete with the Company or solicit its Principal Customers, as defined below in exchange, in part, for the conversion of certain stock
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options previously granted to Consultant into options to purchase phantom ordinary shares of the Parent Company;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Consultancy.  On the Effective Date, Consultant shall retire from the
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Company.  Notwithstanding that retirement, the Company hereby agrees to engage
Consultant, and Consultant hereby accepts such engagement and agrees to perform Consultant's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. In consideration for the terms set forth in this Agreement, Consultant hereby waives any further participation in the Plan which shall no longer apply to him on or after the Effective Date provided, however, that the provisions of Section 4.4 of the Plan shall continue to apply to Consultant should any of the actions, payments or benefits under this Agreement require the additional payments called for by that Section; and, provided, further, that any interest and penalties imposed upon Consultant related to an event under that Section shall be covered by the Company as well on a net after-tax basis to Consultant assuming he is in the highest marginal tax bracket for Federal, state and local income and employment taxes.

     1.1.  Consulting Term.  The term of Consultant's engagement under this
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Agreement shall be two years commencing on the Effective Date (the "Consulting
Term").

     1.2.  Duties and Responsibilities; Extent of Service.  During the
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Consulting Term, Consultant shall accept all reasonable assignments that may be given to him by the Company's Chief Executive Officer (the "CEO") or by the Board and agrees to use Consultant's best efforts to carry out Consultant's duties and responsibilities. Consultant shall not be required to devote more than 40 hours per month to the Company's affairs, to travel outside of the Pittsburgh area

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without his consent or to perform his duties at the Company's offices unless he is to attend meetings. Consultant's duties shall be primarily to transition to those Company employees who will be taking over the duties and responsibilities that he formerly had for the Company, providing technical support on those projects on which he was formerly engaged and assisting the CEO with special projects within Consultant's particular area of expertise when requested to do so. In addition, Consultant may be asked to serve, and if so will serve, on the Company's technical advisory board serving at the pleasure of the CEO.

     1.4.  Consulting Fee.  For all the services rendered by Consultant
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hereunder, the Company shall pay Consultant a consulting fee ("Consulting Fee"), in a lump sum immediately following the Closing equal to $300,000, for the full Consulting Term. In addition, the Company shall provide Consultant with a reimbursement of expenses related to the consulting services for the Company upon submission of appropriate documentation to the Company.

     2.   Confidential Information.  Consultant recognizes and acknowledges that
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by reason of Consultant's employment by and service to the Company prior to the
Effective Date and by reason of his services hereunder during the Consulting Term, Consultant has had and will have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information"). Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and Consultant covenants that Consultant will not, unless expressly authorized in writing by the Board, at any time during the Consulting Term or thereafter use any Confidential Information or divulge or disclose any


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Confidential Information to any person, firm or corporation except in connection with the performance of Consultant's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information, unless such information is in the public domain through no fault of Consultant or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Consultant to divulge, disclose or make accessible such information, in which case Consultant will inform the Company in writing promptly of such required disclosure, but in any event at least 15 business days prior to disclosure or the amount of time Consultant has to respond to the required request minus one day if shorter. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Consultant's possession during the Consulting Term shall remain the property of the Company. Unless expressly authorized in writing by the Board, Consultant shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Consultant's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. At the end of the Consulting Term, Consultant agrees immediately to return to the Company all written Confidential Information in Consultant's possession. For the purposes of this Section 2 and
Section 4, the term "Company" shall be deemed to include the Company and Affiliates, as defined in as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act").

     3.  Non-Competition; Non-Solicitation; Consideration.
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          (a) The Company hereby agrees to (i) pay Consultant in a lump sum immediately following the Closing an amount equal to $600,000, (ii) provide Consultant with, at Consultant's election, either, or in combination, (A) in exchange for the cancellation and termination of the relevant options as of the Closing, a cash payment equal to the value of the spread on all stock options previously granted to Consultant by the Company, whether or not vested as of the Effective Date, based upon the price paid for shares of the Company by the Parent Company in the transaction described above (which payment for options not vested prior to the prior to the Effective Date shall be made in accordance with the terms set forth in the Agreement and Plan of Merger), or (B) that number of options to purchase phantom shares of the Parent Company that preserves the inherent value of those stock options, based on the conversion calculation attached hereto as Appendix A, previously granted to Consultant by the Company, whether or not vested as of the Effective Date, that Consultant elects to convert to fully-vested options for phantom shares of the Parent Company based upon the price paid for shares of the Company by the Parent Company in the transaction described above and (iii) cause all stock options previously issued to him by the Company, the purchase price for which is $30 per share or higher, to be vested immediately and converted by the Parent Company into options to purchase phantom ordinary shares of the Parent Company under its Phantom Share Option Scheme, which options shall be exercisable until the last day of the 12th month after the end of the Consulting Term. In exchange for the consideration provided in preceding sentence, during the Consulting Term and for a period of one year thereafter, Consultant will not anywhere in the world, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent,

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representative, consultant or otherwise with, or use or permit Consultant's name to be used in connection with, any business or enterprise that is directly competitive with any business or enterprise in which the Company is engaged at the Effective Date.

          (b) The foregoing restrictions shall not be construed to prohibit the ownership by Consultant of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, provided that such ownership represents a passive investment and that neither Consultant nor any group of persons including Consultant in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Consultant's rights as a shareholder, or seeks to do any of the foregoing.

          (c) Consultant further covenants and agrees that during the Consulting Term and for the period of one year thereafter, Consultant will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's "Principal Customers," defined for the purposes hereof to include any customer of the Company, from which $100,000 or more of annual gross revenues are derived at such time, or (ii) encourage any Principal Customer to reduce its patronage of the Company.

          (d) Consultant further covenants and agrees that during the Consulting Term and for the period of one year thereafter, Consultant will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was an employee of the Company at the Effective Date or during the Consulting Term by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Consultant shall not



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apply to any individual after 12 months have elapsed subsequent to the date on which such individual's employment or engagement by the Company has terminated.

     4.   Equitable Relief.
          ----------------

          (a) Consultant acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Consultant breach any of the provisions of those Sections. Consultant represents and acknowledges that (i) Consultant has been advised by the Company to consult Consultant's own legal counsel in respect of this Agreement, (ii) Consultant has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Consultant's counsel, and (iii) the provisions of Sections 2 and 3 are reasonable and these restrictions do not prevent Consultant from earning a reasonable livelihood.

          (b) Consultant further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages. Consultant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or



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other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

          (c) Consultant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Western District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Pittsburgh, Pennsylvania,
(ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Consultant may have to the laying of venue of any such suit, action or proceeding in any such court. Consultant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 6 hereof.

     5.  Survivorship.  The respective rights and obligations of the parties
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under this Agreement shall survive any termination of Consultant's engagement to the extent necessary to the intended preservation of such rights and obligations.

     6.  Notices.  All notices and other communications required or permitted
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under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

          FORE Systems, Inc.


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          1000 FORE Drive
          Warrendale, PA 15086-7502
          Attention:  Vice President, Corporate Counsel and Secretary

     With a required copy to:

          Morgan, Lewis & Bockius
          1701 Market street
          Philadelphia, PA  19103
          Attention:  Robert J. Lichtenstein, Esquire

     If to Consultant, to:

          Eric C. Cooper
          at address on file with the Company

or to such other names or addresses as the Company or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     7.   Contents of Agreement; Amendment and Assignment.
          -----------------------------------------------

          (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Consultant.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Consultant. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in


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form and substance satisfactory to Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

     8.  Severability.  If any provision of this Agreement or application
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thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     9  Remedies Cumulative; No Waiver.  No remedy conferred upon a party by
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this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     10.  Miscellaneous.  All section headings used in this Agreement are for
          -------------
convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

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     11.  Governing Law.  This Agreement shall be governed by and interpreted
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under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                       FORE SYSTEMS, INC.

/s/ Eric C. Cooper                         /s/ Thomas J. Gill
___________________________            By:_______________________
                                           President and
                                             Chief Executive Officer

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                                   APPENDIX A


At the Effective Time under the Agreement and Plan of Merger, each outstanding Employee Option which the executive elects shall not be canceled or exercised but shall be amended and converted into phantom stock units equivalent to a number of ordinary shares of GEC, p.l.c. ("GEC Shares") (rounded down to the nearest whole share) determined by multiplying the number of shares subject to such Employee Option by the Conversion Ratio (as defined below), at a price per GEC Share equivalent (rounded up to the nearest whole penny) equal to (A) the exercise price for the shares previously purchasable pursuant to such Employee Option converted into pounds sterling at the Noon Buying Rate (as defined below) divided by (B) the Conversion Ratio (each, as so adjusted, a "Substitute Phantom Unit"). The value of each Substitute Phantom Unit will be payable upon exercise (less applicable withholding Taxes), at Parent Company's election, in cash or GEC Shares (provided that such GEC Shares are publicly traded on the London Stock Exchange or a U.S. stock exchange) valued at the closing sales price for a GEC Share on the London Stock Exchange (the "LSE") on the date of exercise and shall have other terms and conditions comparable to those of the Employee Option replaced by such Substitute Phantom Unit. The "Conversion Ratio" shall be equal to U.S. $35 converted into pounds sterling at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on the date of the Effective Time (the "Noon Buying Rate") divided by an amount equal to the average of the closing price for a GEC Share on the LSE for the twenty trading days preceding the Effective Time and weighted for trading volumes of GEC Shares on each such day. In the event another company becomes the successor ultimate parent of Parent, the shares of such successor will be substituted for GEC Shares on an equitable basis.